Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI REPORTS THIRD QUARTER 2015 RESULTS

PEORIA, ILLINOIS, October 19, 2015 — RLI Corp. (NYSE: RLI) — RLI Corp. reported third quarter 2015 operating earnings of $31.0 million ($0.70 per share), compared to $29.5 million ($0.68 per share) for the third quarter of 2014. For the nine months ended September 30, 2015, operating earnings were $87.0 million ($1.98 per share) compared to $83.2 million ($1.90 per share) for the same period in 2014.

	Third Quarter
Earnings Per Diluted Share	2015	2014
Operating earnings (1)	$0.70	$0.68
Net earnings	$0.81	$0.76

(1) See discussion below of non-GAAP financial measures.

Highlights for the quarter included:

•                  Combined ratio of 81.3, resulting in underwriting income of $33.6 million.

•                  3% growth in gross premiums written and 5% growth in net premiums written.

•                  $15.8 million net increase in underwriting income resulting from favorable development in prior years’ loss reserves.

•                  Book value per share of $20.36, an increase of 4% from year end 2014 (7% inclusive of dividends).

“We are pleased to report another quarter of consistent, profitable results,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “Although the overall market is still challenging, our underwriters have stuck to their trademark discipline and delivered an 81 combined ratio in the quarter and an 83 combined ratio through the first nine months of the year. Premium was up 3% for the quarter, with the casualty segment leading the way with 8% growth and the surety segment achieving 5% growth. The property segment’s premium was down 7% due to continued challenging market conditions in catastrophe lines. Heading into the conclusion of the year, I expect our team to keep executing on providing outstanding service to our customers and identifying new opportunities to sustain our growth.”

Underwriting Income

RLI achieved $33.6 million of underwriting income in the third quarter of 2015 on an 81.3 combined ratio, compared to $30.4 million of underwriting income on an 82.9 combined ratio in the same quarter for 2014. Results for 2015 include $15.8 million in favorable development in prior years’ loss reserves, compared to $15.3 million in favorable development in prior years’ loss reserves in 2014.

The following table highlights underwriting income and combined ratios by segment.

Underwriting Income (1)	Third Quarter
(in millions)	2015	2014
Casualty	$13.7	$13.8
Property	9.2	7.5
Surety	10.7	9.1
Total	$33.6	$30.4

	Third Quarter
Combined Ratio	2015	2014
Casualty	87.0	85.6
Property	79.4	86.1
Surety	63.8	66.7
Total	81.3	82.9

(1)  See discussion below of non-GAAP financial measures.

RLI reported year-to-date underwriting income of $86.1 million representing an 83.4 combined ratio for the nine months ended September 30, 2015, versus $79.5 million of underwriting income representing an 84.3 combined ratio for the same period last year.

—more—

Other Income

RLI’s net investment income for the quarter fell 1.7% to $14.0 million, compared to the same period in 2014. For the nine-month period ended September 30, 2015, investment income was $40.9 million versus $41.8 million for the same period in 2014. The investment portfolio’s total return was 0.0% for the quarter. The bond portfolio’s return was 1.3% in the quarter, while the equity portfolio’s return was –5.3%. Through nine months, the investment portfolio’s total return was 0.1% with the bond portfolio returning 2.1% and equities declining   7.6%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $19.8 million for the quarter ($0.45 per share) compared to $20.9 million ($0.48 per share) for the same quarter in 2014. Year-to-date comprehensive earnings were $55.0 million ($1.25 per share), compared to $123.3 million ($2.82 per share) for the same period last year.

Equity in earnings of unconsolidated investees was $0.7 million for the quarter compared to $2.9 million from the same period last year. These results are related to Maui Jim, Inc. ($0.5 million), a producer of premium sunglasses, and Prime Holdings Insurance Services, Inc. ($0.2 million), a specialty E&S insurance company. For the nine-month period ending September 30, 2015, equity in earnings of unconsolidated investees was $11.0 million versus $12.2 million in 2014. Equity in earnings of unconsolidated investees from Maui Jim and Prime was $10.1 million and $0.9 million, respectively.

Dividend Paid in the Third Quarter 2015

On September 18, 2015, the company paid an ordinary dividend of $0.19 per share, the same amount as the prior quarter. RLI’s cumulative dividends, including this recent payment, total more than $693 million paid over the last five years.

Non-GAAP Measures

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Other News

On July 14, 2015, RLI was named as one of the insurance industry’s top performing companies by Ward Group for the 25th consecutive year. RLI is one of only three property and casualty insurers to be recognized as a Ward’s 50® Top P&C Performer every year since the list’s inception in 1991.

At 10 a.m. central daylight time (CDT) tomorrow, October 20, 2015, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at http://edge.media-server.com/m/p/y9ynemhk.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission; including the Form 10-K Annual Report for the year ended December 31, 2014.

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company, a distinction held by fewer than 10 percent of property and casualty insurance companies in the U.S. RLI has paid and increased dividends for 40 consecutive years and delivered underwriting profits for 19 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

Media Contact

Aaron Jacoby, Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

Supplemental disclosure regarding the earnings impact of specific items:

	Operating Earnings Per Share
	2015	2014	2015	2014
	3rd Qtr	3rd Qtr	9 Mos.	9 Mos.
Operating Earnings Per Share	$0.70	$0.68	$1.98	$1.90

Specific items included in operating earnings per share: (1) (2)
• Favorable development in casualty prior years’ reserves	$0.16	$0.17	$0.58	$0.58
• Favorable development in property prior years’ reserves	$0.01	$—	$0.05	$0.01
• Favorable development in surety prior years’ reserves	$0.05	$0.06	$0.13	$0.15
• Catastrophe impact
• 2015 storms	$(0.04)	$—	$(0.13)	$—
• 2014 and prior events	$0.01	$0.01	$0.02	$(0.09)

(1)  Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)  Reserve development reflects changes from previously estimated losses.

RLI CORP.

2015 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$179,448	$177,747	1.0%	$520,790	$507,483	2.6%
Net investment income	13,964	14,200	-1.7%	40,890	41,764	-2.1%
Net realized investment gains	7,534	5,708	32.0%	25,622	22,640	13.2%
Consolidated revenue	$200,946	$197,655	1.7%	$587,302	$571,887	2.7%

Loss and settlement expenses	$73,051	$76,019	-3.9%	$218,461	$220,380	-0.9%
Policy acquisition costs	60,505	58,180	4.0%	178,965	168,387	6.3%
Insurance operating expenses	12,299	13,120	-6.3%	37,297	39,187	-4.8%
Interest expense on debt	1,857	1,857	0.0%	5,570	5,582	-0.2%
General corporate expenses	1,958	2,800	-30.1%	6,950	7,547	-7.9%
Total expenses	$149,670	$151,976	-1.5%	$447,243	$441,083	1.4%

Equity in earnings of unconsolidated investees	661	2,915	-77.3%	11,041	12,204	-9.5%

Earnings before income taxes	$51,937	$48,594	6.9%	$151,100	$143,008	5.7%
Income tax expense	16,029	15,340	4.5%	47,409	45,060	5.2%
Net earnings	$35,908	$33,254	8.0%	$103,691	$97,948	5.9%

Other comprehensive earnings (loss), net of tax	(16,136)	(12,353)	-30.6%	(48,663)	25,318	—
Comprehensive earnings	$19,772	$20,901	-5.4%	$55,028	$123,266	-55.4%

Operating earnings: (1)
Net earnings	$35,908	$33,254	8.0%	$103,691	$97,948	5.9%
Less: Realized investment gains, net of tax	4,898	3,711	32.0%	16,655	14,716	13.2%
Operating earnings	$31,010	$29,543	5.0%	$87,036	$83,232	4.6%

Return on Equity:
Net earnings (trailing four quarters)				16.1%	15.0%
Comprehensive earnings (trailing four quarters)				11.7%	19.0%

Per Share Data
Diluted:
Weighted average shares outstanding (in 000’s)	44,153	43,712		44,031	43,692

EPS from operations (1)	$0.70	$0.68	2.9%	$1.98	$1.90	4.2%
Realized gains, net of tax	0.11	0.08	37.5%	0.37	0.34	8.8%
Net earnings per share	$0.81	$0.76	6.6%	$2.35	$2.24	4.9%

Comprehensive earnings per share	$0.45	$0.48	-6.2%	$1.25	$2.82	-55.7%

Cash dividends per share	$0.19	$0.18	5.6%	$0.56	$0.53	5.7%

Net Cash Flow provided by Operations	$50,246	$47,366	6.1%	$121,367	$85,894	41.3%

(1) See discussion above of non-GAAP financial measures.

RLI CORP.

2015 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2015	2014	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,532,304	$1,495,087	2.5%
(amortized cost - $1,504,333 at 9/30/15)
(amortized cost - $1,448,204 at 12/31/14)
Equity securities	369,047	410,642	-10.1%
(cost - $206,546 at 9/30/15)
(cost - $193,535 at 12/31/14)
Other invested assets	10,873	11,597	-6.2%
Cash and cash equivalents	87,171	46,959	85.6%
Total investments and cash	$1,999,395	$1,964,285	1.8%

Premiums and reinsurance balances receivable	170,942	154,573	10.6%
Ceded unearned premiums	52,161	53,961	-3.3%
Reinsurance balances recoverable on unpaid losses	317,737	335,106	-5.2%
Deferred policy acquisition costs	72,300	65,123	11.0%
Property and equipment	45,038	42,549	5.8%
Investment in unconsolidated investees	71,451	60,046	19.0%
Goodwill and intangibles	72,026	72,695	-0.9%
Other assets	28,339	27,204	4.2%
Total assets	$2,829,389	$2,775,542	1.9%

Unpaid losses and settlement expenses	$1,140,733	$1,121,040	1.8%
Unearned premiums	432,278	401,412	7.7%
Reinsurance balances payable	38,829	38,013	2.1%
Funds held	54,237	51,481	5.4%
Income taxes - deferred	60,583	82,285	-26.4%
Bonds payable, long-term debt	149,658	149,625	0.0%
Accrued expenses	47,609	63,148	-24.6%
Other liabilities	22,311	23,476	-5.0%
Total liabilities	$1,946,238	$1,930,480	0.8%
Shareholders’ equity	883,151	845,062	4.5%
Total liabilities & shareholders’ equity	$2,829,389	$2,775,542	1.9%

OTHER DATA

Common shares outstanding (in 000’s)	43,384	43,103

Book value per share	$20.36	$19.61	3.8%
Closing stock price per share	$53.53	$49.40	8.4%
Cash dividends per share - ordinary (annualized)	$0.75	$0.71	5.6%
Cash dividends per share - special	$—	$3.00	—

Statutory Surplus	$879,625	$849,297	3.6%

RLI CORP.

2015 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

Three Months Ended September 30,

		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2015

Gross premiums written	$128,804		$52,697		$32,840		$214,341
Net premiums written	107,580		42,492		31,464		181,536
Net premiums earned	105,160		44,685		29,603		179,448
Net loss & settlement expenses	54,274	51.6%	17,861	40.0%	916	3.1%	73,051	40.7%
Net operating expenses	37,235	35.4%	17,608	39.4%	17,961	60.7%	72,804	40.6%
Underwriting income	$13,651	87.0%	$9,216	79.4%	$10,726	63.8%	$33,593	81.3%

2014

Gross premiums written	$119,789		$56,611		$31,422		$207,822
Net premiums written	98,210		44,737		29,965		172,912
Net premiums earned	96,181		54,143		27,423		177,747
Net loss & settlement expenses	47,828	49.7%	27,948	51.6%	243	0.9%	76,019	42.8%
Net operating expenses	34,567	35.9%	18,697	34.5%	18,036	65.8%	71,300	40.1%
Underwriting income	$13,786	85.6%	$7,498	86.1%	$9,144	66.7%	$30,428	82.9%

Nine Months Ended September 30,

		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2015

Gross premiums written	$393,596		$165,635		$93,776		$653,007
Net premiums written	330,532		133,375		89,550		553,457
Net premiums earned	305,842		128,084		86,864		520,790
Net loss & settlement expenses	159,220	52.1%	52,314	40.8%	6,927	8.0%	218,461	41.9%
Net operating expenses	108,498	35.5%	53,550	41.8%	54,214	62.4%	216,262	41.5%
Underwriting income	$38,124	87.6%	$22,220	82.6%	$25,723	70.4%	$86,067	83.4%

2014

Gross premiums written	$364,027		$216,499		$88,864		$669,390
Net premiums written	299,234		160,162		83,635		543,031
Net premiums earned	281,518		146,252		79,713		507,483
Net loss & settlement expenses	145,310	51.6%	71,618	49.0%	3,452	4.3%	220,380	43.4%
Net operating expenses	99,877	35.5%	55,165	37.7%	52,532	65.9%	207,574	40.9%
Underwriting income	$36,331	87.1%	$19,469	86.7%	$23,729	70.2%	$79,529	84.3%